Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476

Pricing Supplement dated April 29, 2022 to the
Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021,
Underlier Supplement dated December 29, 2021
and Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021
The Bank of Nova Scotia
$1,250,000
Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities
Linked to the Dow Jones Industrial Average® Due October 29, 2025
The Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities, Linked to the Dow Jones Industrial Average® Due October 29, 2025 (the “Securities”) offered hereunder are senior unsecured debt obligations of the Bank and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Securities are linked to the Dow Jones Industrial Average® (the “Reference Asset”).
The Securities will not be listed on any securities exchange or automated quotation system.
Contingent Coupon. The Securities will pay a Contingent Coupon Payment on each Contingent Coupon Payment Date until the earlier of the Maturity Date or Call Settlement Date if, and only if, the Closing Level of the Reference Asset on the related Calculation Date is greater than or equal to the Coupon Threshold Level. However, if the Closing Level of the Reference Asset on a Calculation Date is less than the Coupon Threshold Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Level of the Reference Asset on every Calculation Date is less than the Coupon Threshold Level, you will not receive any Contingent Coupon Payments throughout the entire term of the Securities and you will not earn any positive return. The Coupon Threshold Level is equal to 60.00% of the Starting Level. The Contingent Coupon Rate is 4.30% per annum.
Automatic Call. If the Closing Level of the Reference Asset on any of the quarterly Calculation Dates, beginning with the Calculation Date scheduled to occur in October 2022 and ending with the Calculation Date scheduled to occur in July 2025, is greater than or equal to the Starting Level, we will automatically call the Securities for the Principal Amount plus the Contingent Coupon Payment applicable to that Calculation Date.
Potential Loss of Principal. If the Securities are not automatically called prior to the Maturity Date, the amount that you will be paid on your Securities at maturity will be based on the performance of the Reference Asset from the Starting Level to the Closing Level of the Reference Asset on the Final Calculation Date (the “Ending Level”). If the Securities are not automatically called, you will receive the Principal Amount per Security at maturity if, and only if, the Ending Level is greater than or equal to the Downside Threshold Level. However, if the Ending Level is less than the Downside Threshold Level, you will have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level to the Ending Level, and will lose more than 40.00%, and possibly all, of the Principal Amount at maturity.
Any payments on the Securities, including any Contingent Coupon Payments that become payable, are subject to our credit risk.
The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your investment in the Securities. The Bank's profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank's affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.
The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset. The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the Securities from us for distribution to other registered broker dealers including WFS. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale. If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and in the accompanying product supplement.
	Per Security	Total
Price to public[1]	100.00%	$1,250,000.00
Underwriting commissions[2]	1.625%	$20,312.50
Proceeds to The Bank of Nova Scotia[3]	98.375%	$1,229,687.50
The Securities have complex features and investment in the Securities involves certain risks. You should refer to “Additional Risks” beginning on page P-19 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.
1 The estimated value of the Securities as determined by the Bank as of the pricing date is $954.40 (95.44%) per $1,000 Principal Amount of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement for additional information.
2 Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $16.25 (1.625%) per Security. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $10.00 (1.00%) per Security, and WFA may receive a distribution expense fee of $0.75 (0.075%) per Security for Securities sold by WFA. In respect of certain Securities sold in this offering, we will pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.
3 Excludes any profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product supplement. See “Additional Terms of the Securities” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06416DAP1 / US06416DAP15
Type of Securities:	Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities
Reference Asset:	The Dow Jones Industrial Average® (Bloomberg Ticker: INDU)
Sponsor:	S&P Dow Jones Indices LLC
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100.00% of the Principal Amount of each Security
Currency:	U.S. Dollars
Pricing Date:	April 29, 2022
Trade Date:	April 29, 2022
Original Issue Date:
May 4, 2022
Delivery of the Securities will be made against payment therefor on the 3rd Business Day following the Trade Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in 2 Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:
October 29, 2025 or, if such day is not a Business Day, the next succeeding Business Day. If the Final Calculation Date is postponed such that the Final Calculation Date falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Calculation Date as postponed.

Contingent Coupon Payment:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment based on the Contingent Coupon Rate, which is a per annum rate, if, and only if, the Closing Level of the Reference Asset on the related Calculation Date is greater than or equal to the Coupon Threshold Level.
Contingent Coupon Payments on the Securities are not guaranteed. If the Closing Level of the Reference Asset on a Calculation Date is less than the Coupon Threshold Level, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Level of the Reference Asset is less than the Coupon Threshold Level on each Calculation Date, you will not receive any Contingent Coupon Payments over the term of the Securities and you will not earn any positive return.
Each Contingent Coupon Payment, if any, will be calculated per Security as follows:
($1,000 × Contingent Coupon Rate) / 4
Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate:	4.30% per annum
Calculation Dates:
Quarterly, on the 24th day of each January, April, July and October (subject to postponement as described under “— Postponement of a Calculation Date” herein), commencing July 25, 2022 and ending October 24, 2025. We refer to October 24, 2025 as the “Final Calculation Date”.

Contingent Coupon Payment Dates:
Three Business Days after the applicable Calculation Date (as each such Calculation Date may be postponed pursuant to “— Postponement of a Calculation Date” herein, if applicable); provided that the Contingent Coupon Payment Date for the Final Calculation Date is the Maturity Date. If a Contingent Coupon Payment Date is postponed, the Contingent Coupon Payment, if any, due on that Contingent Coupon Payment Date will be made on that Contingent Coupon Payment Date as so postponed with the same force and effect as if it had been made on the originally scheduled Contingent Coupon Payment Date, that is, with no additional amount accruing or payable as a result of the postponement.

Coupon Threshold Level:	19,786.326 (60.00% of the Starting Level), as determined by the Calculation Agent
Principal at Risk:
If the Securities are not automatically called and there is a percentage decrease in the level of the Reference Asset from the Starting Level to the Ending Level of more than 40.00%, you will be fully exposed to the decline of the Reference Asset from the Starting Level. Under such circumstances, you will lose more than 40.00% and you may lose up to 100% of the Principal Amount of your Securities.

Automatic Call Feature:
If the Closing Level of the Reference Asset on any of the quarterly Calculation Dates, beginning with the Calculation Date scheduled to occur in October 2022 and ending with the Calculation Date scheduled to occur in July 2025, is greater than or equal to the Starting Level, the Securities will be automatically called. On the related Call Settlement Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Principal Amount per Security plus the Contingent Coupon Payment applicable to the relevant Calculation Date.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Settlement Date:	Three Business Days after the applicable Calculation Date (as each such Calculation Date may be postponed pursuant to “— Postponement of a Calculation Date” herein, if applicable).
Fees and Expenses:
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $16.25 (1.625%) per Security. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”), with a selling concession of $10.00 (1.00%) per Security, and WFA may receive a distribution expense fee of $0.75 (0.075%) per Security for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we will pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:
If the Securities are not automatically called prior to the Maturity Date, the Redemption Amount at Maturity, if any (in addition to the final Contingent Coupon Payment, if one is payable with respect to the Final Calculation Date), will be calculated as follows:
•      If the Ending Level is greater than or equal to the Downside Threshold Level, the Redemption Amount at Maturity will equal:
Principal Amount
•      If the Ending Level is less than the Downside Threshold Level, the Redemption Amount at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
If the Securities are not automatically called prior to the Maturity Date and the Ending Level of the Reference Asset on the Final Calculation Date is less than the Downside Threshold Level, you will lose more than 40.00%, and possibly all, of the Principal Amount of your Securities.
Any positive return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of the Reference Asset, but you will have full downside exposure to the Reference Asset on the Final Calculation Date if the Ending Level is less than the Downside Threshold Level.

Starting Level:	32,977.21, which is the Closing Level of the Reference Asset on the Trade Date
Ending Level:	The Closing Level of the Reference Asset on the Final Calculation Date
Downside Threshold Level:	19,786.326 (60.00% of the Starting Level), as determined by the Calculation Agent
Closing Level:
On any date of determination, the closing level of the Reference Asset published on the applicable Bloomberg Professional® service (“Bloomberg”) page “INDU <Index>” or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Level will be determined by the Calculation Agent. See “— Postponement of a Calculation Date” and “Additional Terms of the Securities — Market Disruption Events” herein and “General Terms of the Notes— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” in the accompanying product supplement.

Percentage Change:
The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, will be calculated as follows:
Ending Level – Starting Level
Starting Level
For the avoidance of doubt, because the Percentage Change will be calculated only if the Ending Level is less than the Downside Threshold Level, the Percentage Change will be a negative value in any circumstance in which it is relevant to the amounts payable on the Securities.

Postponement of a Calculation Date:
If any Calculation Date is not a Trading Day, such Calculation Date will be postponed to the next succeeding day that is a Trading Day.
If a market disruption event occurs or is continuing with respect to the Reference Asset on any Calculation Date, then such Calculation Date will be postponed to the first succeeding Trading Day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled Calculation Date, that eighth Trading Day shall be deemed to be the Calculation Date. If a Calculation Date has been postponed eight Trading Days after the originally scheduled Calculation Date and a market disruption event occurs or is continuing on such eighth Trading Day, the Calculation Agent will determine the Closing Level of the Reference Asset on such eighth Trading Day in accordance with the formula for and method of calculating the Closing Level last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the Relevant Stock Exchange) for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange. As used herein, “closing price” means, with respect to any security on any date, the Relevant Stock Exchange traded or quoted price of such security as of the scheduled closing time of the Relevant Stock Exchange for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange.
Notwithstanding anything to the contrary in the accompanying product supplement, the Calculation Dates will be postponed as set forth herein.

Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC
Status:
The Securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Considerations:
For a discussion of Canadian income tax considerations to a holder of owning the Securities, see “Canadian Income Tax Consequences” herein. For a discussion of United States federal income tax considerations to a holder's ownership and disposition of the Securities, see “U.S. Federal Income Tax Consequences” herein.

Tax Redemption:
The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” in the accompanying product supplement.

Listing:	The Securities will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Canadian Bail-in:	The Securities are not bail-inable debt securities under the CDIC Act
Investing in the Securities involves significant risks. If the Securities are not automatically called and the Ending Level is less than the Downside Threshold Level, you will lose more than 40.00%, and possibly up to 100% of the Principal Amount of your Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL TERMS OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus dated December 29, 2021, as supplemented by the accompanying prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying product supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Product Supplement (Market-Linked Notes, Series A), dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm

For purposes of the Securities, the following definitions will apply and to the extent they conflict with the definitions including in the accompanying product supplement, the definitions in this pricing supplement will control.
Certain Definitions
A “Trading Day” means a day, as determined by the Calculation Agent, on which (i) the Relevant Stock Exchanges with respect to each security underlying the Reference Asset are scheduled to be open for trading for their respective regular trading sessions and (ii) each Related Futures or Options Exchange is scheduled to be open for trading for its regular trading session.
The “Relevant Stock Exchange” for any security underlying the Reference Asset or any successor equity index means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.
The “Related Futures or Options Exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset or any successor equity index.

Market Disruption Events
A “Market Disruption Event” means any of the following events as determined by the Calculation Agent in its sole discretion:
(A)
The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Reference Asset or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those Relevant Stock Exchanges or otherwise.

(B)
The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the Reference Asset or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.

(C)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index on their Relevant Stock Exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)
The closure on any exchange business day of the Relevant Stock Exchanges on which securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index are traded or any Related Futures or Options Exchange or any successor equity index prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at such actual closing time on that day.

(F)
The Relevant Stock Exchange for any security underlying the Reference Asset or successor equity index or any Related Futures or Options Exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:
(1)
the relevant percentage contribution of a security to the level of the Reference Asset or any successor equity index will be based on a comparison of (x) the portion of the level of the Reference Asset attributable to that security and (y) the overall level of the Reference Asset or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)
the “close of trading” on any Trading Day for the Reference Asset or any successor equity index means the scheduled closing time of the Relevant Stock Exchanges with respect to the securities underlying the Reference Asset or successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such Relevant Stock Exchange is earlier than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” herein, with respect to any security underlying the Reference Asset or successor equity index for which such Relevant Stock Exchange is its Relevant Stock Exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B)

(3)
and (D) of the definition of “market disruption event” herein, with respect to any futures or options contract relating to the Reference Asset or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the Relevant Stock Exchanges, but in no event later than the scheduled closing time of the Relevant Stock Exchanges;

(4)
the “scheduled closing time” of any Relevant Stock Exchange or Related Futures or Options Exchange on any Trading Day for the Reference Asset or any successor equity index means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(5)
an “exchange business day” means any Trading Day for the Reference Asset or any successor equity index on which each Relevant Stock Exchange for the securities underlying the Reference Asset or any successor equity index and each Related Futures or Options Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Relevant Stock Exchange or Related Futures or Options Exchange closing prior to its scheduled closing time.

INVESTOR SUITABILITY

The Securities may be suitable for you if:
•
You fully understand and accept the risks inherent in an investment in the Securities, including the risk that you may receive few or no Contingent Coupon Payments over the term of the Securities and the risk that you may lose a substantial portion or all of your investment in the Securities

•	You can tolerate a loss of up to 100% of your investment in the Securities
•
You understand and accept that your return on the Securities is limited to any Contingent Coupon Payments received and that you will not participate in any appreciation of the Reference Asset, which may be significant

•	You believe the Closing Level of the Reference Asset will be equal to or greater than the Coupon Threshold Level on each Calculation Date
•	You believe that, if the Securities are not automatically called, the Ending Level will be equal to or greater than the Downside Threshold Level
•
You understand and accept that you will not receive a Contingent Coupon Payment if the Closing Level of the Reference Asset on a Calculation Date is less than the Coupon Threshold Level (and, accordingly, that you may not receive any Contingent Coupon Payments)

•	You understand and accept that, if the Securities are not automatically called, you will lose some or all of your investment if the Ending Level is less than the Downside Threshold Level
•
You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo dividends or other distributions on the component stocks of the Reference Asset (the “Reference Asset Constituent Stocks”)

•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset
•
You understand and accept that the Securities may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities
•	You are willing to accept the risk of exposure to the large-capitalization segment of the United States equity market
•
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Securities may not be suitable for you if:
•
You do not fully understand or are unwilling to accept the risks inherent in an investment in the Securities, including the risk that you may receive few or no Contingent Coupon Payments and the risk that you may lose a substantial portion or all of your investment in the Securities

•	You seek a security with a fixed term
•	You require an investment designed to guarantee a full return of principal at maturity
•	You cannot tolerate a loss of up to 100% of your investment in the Securities
•
You seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or other distributions on the Reference Asset Constituent Stocks

•	You believe that the Closing Level of the Reference Asset on one or more Calculation Dates will be less than the Coupon Threshold Level
•	You believe that, if the Securities are not automatically called, the Ending Level will be less than the Downside Threshold Level
•	You are unwilling to accept the risk that the Securities may be automatically called prior to scheduled maturity
•	You are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the Principal Amount
•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Reference Asset
•	You are unwilling to accept the risk of exposure to the Reference Asset
•	You are unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market
•	You are unwilling to accept the risk of exposure to the large-capitalization segment of the United States equity market
•	You are not willing to assume the credit risk of the Bank for all payments under the Securities
•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings
The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Additional Risks” of this pricing supplement and the “Additional Risk Factors Specific to the Notes” of the accompanying product supplement for risks related to an investment in the Securities.

DETERMINING PAYMENT ON A CONTINGENT PAYMENT DATE AND AT MATURITY

If the Securities have not been previously automatically called, on each Contingent Coupon Payment Date, you will either receive a Contingent Coupon Payment or you will not receive a Contingent Coupon Payment, depending on the Closing Level of the Reference Asset on the related Calculation Date.
Determine whether a Contingent Coupon is paid on the applicable Contingent Coupon Payment Date based on the Closing Level of the Reference Asset on the relevant Calculation Date, as follows:
If the Securities have not been automatically called prior to the Maturity Date, you will receive on the Maturity Date (in addition to the final Contingent Coupon Payment, if any) a cash payment per Security (the Redemption Amount at Maturity) calculated as follows:

HYPOTHETICAL PAYOUT PROFILE

The following profile illustrates the potential Redemption Amount at Maturity on the Securities (excluding the final Contingent Coupon Payment, if any) for a range of hypothetical performances of the Reference Asset on the Final Calculation Date from the Starting Level to the Ending Level, assuming the Securities have not been automatically called prior to the Maturity Date. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level on the Final Calculation Date and whether you hold your Securities to maturity.

HYPOTHETICAL RETURNS

If the Securities are automatically called:
If the Securities are automatically called prior to the Maturity Date, you will receive a cash payment on the related Call Settlement Date equal to the Principal Amount plus the Contingent Coupon Payment otherwise due. In the event the Securities are automatically called, your total return on the Securities will equal any Contingent Coupon Payments received prior to the Call Settlement Date and the Contingent Coupon Payment received on the Call Settlement Date.

If the Securities are not automatically called:
If the Securities are not automatically called prior to the Maturity Date, the following table illustrates, for a range of hypothetical Percentage Changes on the Final Calculation Date, the hypothetical Redemption Amount at Maturity per Security (excluding the final Contingent Coupon Payment, if any). The Percentage Change is equal to the percentage change from the Starting Level to the Ending Level (i.e., Ending Level minus Starting Level, divided by Starting Level).

Hypothetical Percentage Change on Final Calculation Date	Hypothetical Redemption Amount at Maturity per security
75.00%	$1,000.00
60.00%	$1,000.00
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-45.00%	$550.00
-50.00%	$500.00
-60.00%	$400.00
-75.00%	$250.00
-100.00%	$0.00
The above figures do not take into account Contingent Coupon Payments, if any, received during the term of the Securities. As evidenced above, in no event will you have a positive rate of return based solely on the Redemption Amount at Maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the Securities are not automatically called prior to the Maturity Date, the actual amount you will receive at maturity will depend on the actual Ending Level on the Final Calculation Date.

HYPOTHETICAL CONTINGENT COUPON PAYMENTS ON THE SECURITIES

Set forth below are examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called, if applicable, on a Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific Contingent Coupon Payment Date. The following examples assume that the Securities are subject to automatic call on the applicable Calculation Date. The Securities will not be subject to automatic call until the second Calculation Date, which is approximately six months after the Original Issue Date. The following examples reflect the Contingent Coupon Rate of 4.30% per annum and assume a hypothetical Starting Level of 100.00, a Coupon Threshold Level of 60.00 and the Closing Levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level or Coupon Threshold Level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level and Coupon Threshold Level were determined on the Pricing Date and are set forth under “Summary” herein. For historical data regarding the actual Closing Level of the Reference Asset, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The Closing Level of the Reference Asset on the relevant Calculation Date is greater than or equal to the Coupon Threshold Level and less than the Starting Level. As a result, investors receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.

Hypothetical Starting Level:	100.00
Hypothetical Closing Level of the Reference Asset on relevant Calculation Date:	80.00
Hypothetical Coupon Threshold Level:	60.00
In this example, since the hypothetical Closing Level of the Reference Asset on the relevant Calculation Date is greater than or equal to the Coupon Threshold Level but less than the Starting Level, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities would not be automatically called. The Contingent Coupon Payment would be equal to $10.75 per Security, determined as follows: (i) $1,000 multiplied by 4.30% per annum divided by (ii) 4, rounded to the nearest cent.

Example 2. The Closing Level of the Reference Asset on the relevant Calculation Date is less than the Coupon Threshold Level. As a result, investors do not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.

Hypothetical Starting Level:	100.00
Hypothetical Closing Level of the Reference Asset on relevant Calculation Date:	55.00
Hypothetical Coupon Threshold Level:	60.00
In this example, since the hypothetical Closing Level of the Reference Asset on the relevant Calculation Date is less than the Coupon Threshold Level, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. No Contingent Coupon Payment would be paid with respect to this Calculation Date.

Example 3. The Closing Level of the Reference Asset on the relevant Calculation Date is greater than or equal to the Starting Level. As a result, the Securities are automatically called on the applicable Contingent Coupon Payment Date for the Principal Amount per Security plus a final Contingent Coupon Payment.

Hypothetical Starting Level:	100.00
Hypothetical Closing Level of the Reference Asset on relevant Calculation Date:	130.00
Hypothetical Coupon Threshold Level:	60.00
In this example, since the hypothetical Closing Level of the Reference Asset on the relevant Calculation Date is greater than or equal to the Starting Level, the Securities would be automatically called and you would receive the Principal Amount per Security plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Settlement Date. On the Call Settlement Date, you would receive $1,010.75 per Security. You will not receive any further payments after the Call Settlement Date.

HYPOTHETICAL REDEMPTION AMOUNT AT MATURITY

Set forth below are examples of calculations of the Redemption Amount at Maturity, assuming that the Securities have not been automatically called prior to the Maturity Date and assuming a hypothetical Starting Level of 100.00, a Coupon Threshold Level and Downside Threshold Level of 60.00 and the Ending Levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level, Coupon Threshold Level or Downside Threshold Level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level, Coupon Threshold Level and Downside Threshold Level were determined on the Pricing Date and are set forth under “Summary” herein. For historical data regarding the actual Closing Level of the Reference Asset, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1: The Ending Level on the Final Calculation Date is greater than the Starting Level, the Redemption Amount at Maturity is equal to the Principal Amount of your Securities at maturity and you receive a final Contingent Coupon Payment.

Hypothetical Starting Level:	100.00
Hypothetical Ending Level on the Final Calculation Date:	125.00
Hypothetical Coupon Threshold Level:	60.00
Hypothetical Downside Threshold Level:	60.00
In this example, since the hypothetical Ending Level on the Final Calculation Date is greater than the hypothetical Downside Threshold Level, the Redemption Amount at Maturity would equal the Principal Amount. Although the hypothetical Ending Level on the Final Calculation Date is significantly greater than the hypothetical Starting Level in this scenario, the Redemption Amount at Maturity will not exceed the Principal Amount. In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security as well as a final Contingent Coupon Payment.

Example 2: The Ending Level on the Final Calculation Date is less than the Starting Level but greater than the Downside Threshold Level and the Coupon Threshold Level, the Redemption Amount at Maturity is equal to the Principal Amount of your Securities at maturity and you receive a final Contingent Coupon Payment.

Hypothetical Starting Level:	100.00
Hypothetical Ending Level on the Final Calculation Date:	85.00
Hypothetical Coupon Threshold Level:	60.00
Hypothetical Downside Threshold Level:	60.00
In this example, since the hypothetical Ending Level is less than the hypothetical Starting Level, but greater than or equal to the Downside Threshold Level, you would be repaid the Principal Amount of your Securities at maturity. In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security as well as a final Contingent Coupon Payment.

Example 3. The Ending Level on the Final Calculation Date is less than the Downside Threshold Level, the Redemption Amount at Maturity is less than the Principal Amount of your Securities at maturity and you do not receive a final Contingent Coupon Payment.

Hypothetical Starting Level:	100.00
Hypothetical Ending Level on the Final Calculation Date:	45.00
Hypothetical Coupon Threshold Level:	60.00
Hypothetical Downside Threshold Level:	60.00
Percentage Change on Final Calculation Date:	-55.00%
In this example, since the hypothetical Ending Level on the Final Calculation Date is less than the Downside Threshold Level, you would lose a portion of the Principal Amount and receive a Redemption Amount at Maturity equal to $450.00 per Security, calculated as follows:
$1,000 + ($1,000 × Percentage Change)
$1,000 + ($1,000 × -55.00%) = $450.00
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $450.00 per Security, but no final Contingent Coupon Payment.

These examples illustrate that you will not participate in any appreciation of the Reference Asset, but will be fully exposed to a decrease in the Reference Asset if the Ending Level on the Final Calculation Date is less than the Downside Threshold Level.
Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” in the accompanying product supplement and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.
You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.
Risks Relating to Return Characteristics
Risk of Loss at Maturity
The Redemption Amount at Maturity depends on the Percentage Change calculated on the Final Calculation Date. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Ending Level is equal to or greater than the Downside Threshold Level. If the Ending Level is less than the Downside Threshold Level, you will have full downside exposure to the Reference Asset from the Starting Level to the Ending Level and you will lose more than 40.00%, and possibly all, of the Principal Amount of your Securities on the Maturity Date. Specifically, you will lose 1% for each 1% decline in the Ending Level from the Starting Level.
The Contingent Repayment of Principal Applies Only at Maturity
You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of the Reference Asset at such time is greater than or equal to the Downside Threshold Level.
Any Potential Positive Return on the Securities is Limited to the Contingent Coupon Payments; You may not Receive any Contingent Coupon Payments
The potential positive return on the Securities is limited to the Contingent Coupon Payments, if any, that may be payable during the term of the Securities, and you will not participate in any appreciation in the value of the Reference Asset. You will receive a Contingent Coupon Payment on a Contingent Coupon Payment Date only if the Closing Level of the Reference Asset on the corresponding Calculation Date is equal to or greater than the Coupon Threshold Level. If the Closing Level of the Reference Asset is less than the Coupon Threshold Level on a Calculation Date, you will not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. If the Closing Level of the Reference Asset is less than the Coupon Threshold Level on each Calculation Date over the term of the Securities, you will not receive any Contingent Coupon Payments during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of any Contingent Coupon Payment will coincide with a greater risk of principal loss on your Securities.
You Will Be Subject To Reinvestment Risk
If your Securities are automatically called prior to the Final Calculation Date, the term of the Securities may be reduced to as short as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to maturity. Even if you are able to reinvest the proceeds in an investment with comparable risk and yield, you may incur distribution fees and other transaction costs built into the price of such investment.
The Contingent Coupon Rate, Coupon Threshold Level and Downside Threshold Level Reflect, in Part, the Volatility of the Reference Asset and Greater Volatility Generally Indicates an Increased Risk of Loss at Maturity
Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Securities, including the Contingent Coupon Rate, Coupon Threshold Level and Downside Threshold Level are based on a number of factors, including the expected volatility of the Reference Asset. The Contingent Coupon Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Asset, calculated as of the Trade Date, been lower. As volatility of the Reference Asset increases, there will typically be a greater likelihood that the Closing Level of the Reference Asset on one or more Calculation Dates will be less than the Coupon Threshold Level and the Ending Level will be less than the Downside Threshold Level and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon Payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon Rate, which may indicate an increased risk of loss.
In addition, while the Contingent Coupon Rate is set based on the expected volatility of the Reference Asset at the time the terms of the Securities are determined, the actual volatility of the Reference Asset over the term of the Securities may be significantly higher, and therefore you will face an even greater risk that you will not receive Contingent Coupon Payments and/or that you will lose some or all of your principal at maturity.
Any Amounts Payable on the Securities are not Linked to the Closing Level of the Reference Asset at any time other Than on the Applicable Calculation Dates
Any payments on the Securities will be based on the Closing Level of the Reference Asset only on the applicable Calculation Dates. Therefore, the Closing Level of the Reference Asset on dates other than the applicable Calculation Date will have no effect on any amount paid in respect of your Securities. In addition, if the Securities are not automatically called, the Redemption Amount at Maturity will be based on the Ending Level of the Reference Asset. If the level of the Reference Asset falls on the Final Calculation Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had such payment been linked to the level of the Reference Asset at any time prior to such drop.
The Securities Differ from Conventional Debt Instruments
The Securities are not conventional notes or debt instruments. The Securities do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. If the Securities are not automatically called, even if you receive one or more Contingent Coupon Payments, your return on the Securities may be negative and may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks
Holding the Securities is not the same as holding the Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.
There is No Assurance that the Investment View Implicit in the Securities Will Be Successful
It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Coupon Threshold Level on any Calculation Date or that the Ending Level will be greater than or equal to the Downside Threshold Level. The Closing Levels and Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset Constituent Stocks in particular, and the risk of losing some and as much as all of your investment in the Securities.
Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities. Certain periods of historical performance of the Reference Asset or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned Securities with terms similar to these Securities in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

Risks Relating to Characteristics of the Reference Asset
The Securities are Subject to Market Risk
The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset Constituent Stocks. The return on the Securities will depend on whether the Closing Level of the Reference Asset on any Calculation Date is greater than or equal to the Starting Level which will result in an automatic call of the Securities, whether the Closing Level of the Reference Asset on any Calculation Date is greater than or equal to the Coupon Threshold Level which will result in a Contingent Coupon Payment, and if not automatically called, whether the Ending Level is greater than or equal to the Downside Threshold Level. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
The Reference Asset Reflects Price Return Only and Not Total Return
The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. The Securities are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.
Past Performance is Not Indicative of Future Performance
The actual performance of the Reference Asset, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.
Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and any Amounts Payable on, the Securities
The policies of the Sponsor concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting the Reference Asset Constituent Stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of, and any amounts payable on, the Securities.
The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests
The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and does not have any obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and any amounts payable on, your Securities.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities
The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before a Calculation Date (including the Final Calculation Date).
The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.
Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.
The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset Constituent Stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset Constituent Stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers
The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset Constituent Stocks (the “Reference Asset Constituent Stock Issuers”) or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
Other Investors in the Securities May Not Have the Same Interests as You
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.
The Calculation Agent Can Postpone any Calculation Date (including the Final Calculation Date) if a Market Disruption Event Occurs
If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Calculation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing, such Calculation Date will be postponed until the first following Trading Day on which no market disruption event occurs or is continuing, although such Calculation Date will not be postponed by more than eight scheduled Trading Days. Moreover, if such Calculation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Date or the Final Calculation Date, as applicable, and the Calculation Agent will determine the applicable Closing Level or Ending Level that must be used to determine whether a Contingent Coupon Payment is payable on the Securities, whether the Securities are subject to an automatic call or the Redemption Amount at Maturity, as applicable. See “Summary— Postponement of a Calculation Date” and “Additional Terms of the Securities — Market Disruption Events” in this pricing supplement as well as “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” in the accompanying product supplement.

There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Sponsor and the Bank, Scotia Capital (USA) Inc., Our Other Affiliates or Wells Fargo Securities, LLC or its Affiliates, and None of the Bank, the Underwriters or Any of Their Respective Affiliates Are Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Sponsor
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. None of the Bank, Scotia Capital (USA) Inc., any of our other affiliates or Wells Fargo Securities, LLC or its affiliates, are affiliated with any of the companies included in the Reference Asset or assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You
If any dealer participating in the distribution of the Securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the Securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the Securities to you.
Risks Relating to Estimated Value and Liquidity
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 3-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.

The Bank's Estimated Value of the Securities Is Lower Than the Original Offering Price of the Securities
The Bank's estimated value is only an estimate using several factors. The Original Offering Price of the Securities exceeds the Bank's estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates
The Bank's estimated value of the Securities was determined by reference to the Bank's internal pricing models when the terms of the Securities were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate has an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset Constituent Stocks. Changes in the levels of the Reference Asset or the Reference Asset Constituent Stocks may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under “— Risks Relating to Estimated Value and Liquidity — The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price as provided on the cover of this pricing supplement.
The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market's perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset and (vi) time remaining to maturity. In particular, because the provisions of the Securities relating to the automatic call feature, the Contingent Coupon Payment feature and the Redemption Amount at Maturity behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity.
The Securities Lack Liquidity
The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.
The COVID-19 Virus May Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain Tax Treatment
Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

Dow Jones Industrial Average®
We have derived all information contained herein regarding the Reference Asset, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”), and/or its affiliates.
The Reference Asset is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. Please see “Indices — The Dow Jones Industrial Average®” in the accompanying underlier supplement for additional information regarding the Reference Asset, S&P and our license agreement with respect to the Reference Asset. Additional information regarding the Reference Asset, including its sectors, sector weightings and top constituents, may be available on S&P’s website.
Historical Information
The graph below illustrates the performance of the Reference Asset from January 1, 2017 through April 29, 2022. The dotted line represents the Coupon Threshold Level and Downside Threshold Level of 19,786.326, which is equal to 60.00% of 32,977.21, which was the Closing Level of the Reference Asset on April 29, 2022. Past performance of the Reference Asset is not indicative of future performance.
We obtained the information regarding the historical performance of the Reference Asset in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Calculation Date or the Ending Level. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of the Bank, has agreed to purchase the Securities from the Bank for distribution to other registered broker-dealers.
Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate Principal Amount of the Securities and as part of the distribution, has agreed to sell the Securities to WFS at a discount of $16.25 (1.625%) per Security. WFS will provide selected dealers, which may include WFA, with a selling concession of $10.00 (1.00%) per Security, and WFA may receive a distribution expense fee of $0.75 (0.075%) per Security for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we will pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product supplement.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.
Conflicts of Interest
Scotia Capital (USA) Inc. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

THE BANK'S ESTIMATED VALUE OF THE SECURITIES

The Bank's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the Securities was determined when the terms of the Securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates.”
The Bank's estimated value of the Securities is lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value of the Securities Is Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.
Additional Information About the Terminology Used in this Pricing Supplement
This pricing supplement uses certain terminology that differs from that used in the accompanying product supplement. For the avoidance of doubt, the provisions in this pricing supplement regarding any payment on the Securities (whether upon automatic call or at maturity) will control. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product supplement with the following mapping in mind.
“Security”	The accompanying product supplement refers to a Security as a “note”
“Original Offering Price”	The accompanying product supplement refers to the Original Offering Price as the “original issue price”
“Calculation Date”	The accompanying product supplement refers to a Calculation Date as a “Valuation Date”
“Final Calculation Date”	The accompanying product supplement refers to a Final Calculation Date as a “Valuation Date”
“Contingent Coupon Payment Date”	The accompanying product supplement refers to a Contingent Coupon Payment Date as a “Coupon Payment Date”
“Coupon Threshold Level”	The accompanying product supplement refers to the Coupon Threshold Level as the “Contingent Coupon Barrier Value”
“Call Settlement Date”	The accompanying product supplement refers to a Call Settlement Date as a “Call Payment Date”
“Starting Level”	The accompanying product supplement refers to the Starting Level as the “Initial Value”
“Closing Level”	The accompanying product supplement refers to the Closing Level as the “Closing Value”
“Ending Level”	The accompanying product supplement refers to the Ending Level as the “Final Value”
“Coupon Threshold Level”	The accompanying product supplement refers to the Coupon Threshold Level as the “Contingent Coupon Barrier Value”
“Downside Threshold Level”	The accompanying product supplement refers to the Downside Threshold Level as the “Barrier Value”
“Contingent Coupon Payment”	The accompanying product supplement refers to a Contingent Coupon Payment as a “Contingent Coupon”
“Percentage Change”	The accompanying product supplement refers to the Percentage Change as the “Reference Asset Return”
“Redemption Amount at Maturity”	The accompanying product supplement refers to the Redemption Amount at Maturity as the “Payment at Maturity”

CANADIAN INCOME TAX CONSEQUENCES

An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the accompanying prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.”
U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as provided above under “Canadian Income Tax Consequences”, tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. By purchasing the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the Reference Asset with associated contingent coupons for U.S. federal income tax purposes. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or call settlement date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, you should generally recognize capital gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (and, otherwise, should be short-term capital gain or loss). The deductibility of capital losses may be subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Securities prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
However, it is possible that the IRS could assert that your holding period in respect of the Securities should end on the date on which the amount you are entitled to receive upon maturity or automatic call of the Securities is determined, even though you will not receive any amounts from the Bank in respect of the Securities ending prior to the maturity or automatic call of the Securities. In such case, you may be treated as having a holding period in respect of the Securities prior to the maturity or automatic call of the Securities, and such holding period may be less than one year even if you receive cash upon the maturity or automatic call of the Securities at a time that is more than one year after the beginning of your holding period.
Except to the extent otherwise required by law, the Bank intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as Congress, the IRS or the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain recognized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution, and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain recognized on the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, (iii) you fail to provide the relevant correct, completed and executed IRS Form W-8 or (iv) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain recognized by a non-U.S. holder in respect of a Security upon a taxable disposition (including cash settlement) of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our representation that the Securities are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stock, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stock or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stock or the Securities. If you enter, or have entered, into other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition (because proposed Treasury regulations, which may be currently relied upon, would eliminate FATCA withholding on gross proceeds), and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

VALIDITY OF THE SECURITIES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Securities offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.